EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Strong Results for Third Quarter 2023 and Affirms Full-Year 2023 EBITDA Guidance
KANSAS CITY, Mo, November 7, 2023 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail and other infrastructure-related end markets, today reported financial results for its three and nine months ended September 30, 2023.
CTOS Third-Quarter Highlights
•Total revenue of $434.4 million, an increase of $76.6 million, or 21.4%, compared to $357.8 million for the third quarter of 2022 as a result of continued strong demand across our end markets
•Gross profit of $107.2 million, an improvement of $19.0 million, or 21.5%, compared to $88.2 million for the third quarter of 2022
•Adjusted Gross Profit of $149.6 million, an increase of $18.8 million, or 14.4%, compared to $130.8 million for the third quarter of 2022
•Net income of $9.2 million, an increase of $11.6 million, compared to net loss of $2.4 million, in the third quarter of 2022
•Adjusted EBITDA of $100.2 million, an increase of $8.6 million, or 9.3% compared to $91.6 million in the third quarter of 2022
•Maintenance of Net Leverage Ratio of 3.3 at September 30, 2023 and June 30, 2023
•Increasing full year 2023 revenue guidance and affirming Adjusted EBITDA guidance
“As we expected, demand remained strong across our primary end markets, which allowed us to deliver another quarter of excellent financial results and strong year-over-year growth in all three of our business segments. Our TES segment realized 34% revenue growth compared to the third quarter of last year. Our ERS segment realized 12% revenue growth, and while we experienced some short-term slowdown in the utility end market, our team effectively managed through it. Our rental fleet ended the quarter with utilization of approximately 80%.” said Ryan McMonagle, Chief Executive Officer of CTOS. “A third consecutive quarter of record setting vehicle production by our team allowed us to both add to our fleet and post strong year-over-year growth in new vehicle sales. This level of production, together with the demand environment and continued improvement in the supply chain give us the confidence to improve our revenue outlook for 2023. In addition, our purchase of $15.8 million of our stock in the quarter reflects our confidence in the improved outlook, as well as the value that we feel we will create for shareholders from continuing to execute on our growth strategy,” McMonagle added.
Summary Actual Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$118,209	$115,010	$358,666	$336,210	$122,169
Equipment sales	283,079	210,903	886,486	656,595	302,117
Parts sales and services	33,065	31,867	98,194	93,557	32,544
Total revenue	434,353	357,780	1,343,346	1,086,362	456,830
Gross Profit	$107,156	$88,172	$327,436	$255,423	$110,619
Adjusted Gross Profit[1]	$149,625	$130,784	$453,851	$386,323	$154,235
Net Income (Loss)	$9,180	$(2,382)	$34,590	$7,968	$11,610
Adjusted EBITDA[1]	$100,185	$91,634	$308,568	$268,494	$103,183
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles in the U.S. (“GAAP”) are included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations. Segment performance is presented below for the three and nine months ended September 30, 2023 and 2022 and three months ended June 30, 2023.

Equipment Rental Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$114,929	$112,009	$346,545	$325,679	$117,832
Equipment sales	52,175	37,121	195,005	133,674	50,694
Total revenue	167,104	149,130	541,550	459,353	168,526
Cost of rental revenue	29,613	27,221	90,014	79,863	31,341
Cost of equipment sales	37,828	27,015	148,711	100,663	39,802
Depreciation of rental equipment	41,652	41,776	123,969	128,126	42,805
Total cost of revenue	109,093	96,012	362,694	308,652	113,948
Gross profit	$58,011	$53,118	$178,856	$150,701	$54,578
Truck and Equipment Sales

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Equipment sales	$230,904	$173,782	$691,481	$522,921	$251,423
Cost of equipment sales	191,084	146,573	571,592	444,798	205,464
Gross profit	$39,820	$27,209	$119,889	$78,123	$45,959
Aftermarket Parts and Services

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$3,280	$3,001	$12,121	$10,531	$4,337
Parts and services revenue	33,065	31,867	98,194	93,557	32,544
Total revenue	36,345	34,868	110,315	104,088	36,881
Cost of revenue	26,203	26,187	79,178	74,715	25,988
Depreciation of rental equipment	817	836	2,446	2,774	811
Total cost of revenue	27,020	27,023	81,624	77,489	26,799
Gross profit	$9,325	$7,845	$28,691	$26,599	$10,082
Summary Combined Operating Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Ending OEC(a) (as of period end)	$1,466,000	$1,428,800	$1,466,000	$1,428,800	$1,467,779
Average OEC on rent(b)	$1,155,600	$1,182,500	$1,191,300	$1,161,400	$1,203,855
Fleet utilization(c)	78.9%	83.8%	81.3%	83.0%	81.7%
OEC on rent yield(d)	40.8%	38.5%	39.8%	38.9%	40.1%
Sales order backlog(e) (as of period end)	$779,295	$709,180	$779,295	$709,180	$863,757
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.

(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.
Management Commentary
Total revenue in the third quarter of 2023 was characterized by continued strong customer demand for both rental and new equipment across our end markets. Third quarter 2023 rental revenue increased 2.8% to $118.2 million, compared to $115.0 million in the third quarter of 2022, reflecting the continued expansion of our rental fleet, stable utilization, and pricing gains. Equipment sales increased 34.2% in the third quarter of 2023 to $283.1 million, compared to $210.9 million in the third quarter of 2022, reflecting record levels of production, continuing improvements in the supply chain, and our ability to replenish inventory. Parts sales and service revenue increased 3.8% to $33.1 million, compared to $31.9 million in the third quarter of 2022. On a sequential quarter basis, total third quarter revenue for 2023 decreased $22.5 million, or 4.9%, primarily due to the timing of new sales and a decline in average OEC on rent.
In our ERS segment, rental revenue in the third quarter of 2023 was $114.9 million compared to $112.0 million in the third quarter of 2022, a 2.6% increase. Fleet utilization continued to be strong at 78.9% compared to 83.8% in the third quarter of 2022, and we ended the quarter at 80.5%. Average OEC on rent decreased 2.3% year-over-year, primarily as a result of the lower utilization in the quarter. Total segment gross profit in the third quarter of 2023 was $58.0 million, an increase of 9.2% compared to $53.1 million in the third quarter of 2022. Adjusted Gross Profit in the segment was $99.7 million in the third quarter of 2023, compared to $94.9 million in the third quarter of 2022, representing 5.0% year-over-year growth. Rental Gross Profit improved to $85.3 million in the third quarter of 2023 compared to $84.8 million in the third quarter of 2022, a 0.6% increase. On a sequential quarter basis, total segment third quarter of 2023 revenue decreased $1.4 million, or 0.8%, driven by a 2.5% decrease in rental equipment sales compared to the second quarter. Despite the decline, we experienced favorable pricing, with OEC on rent yield increasing to a record 40.8% in the third quarter of 2023, up from 40.1% in the second quarter of 2023.
Revenue in our TES segment increased 32.9% to $230.9 million in the third quarter of 2023, from $173.8 million in the third quarter of 2022, primarily as a result of continued supply chain improvements, which allowed us to acquire more inventory, record production levels that led to greater order fulfillments and sustained strong customer demand. Gross profit improved by 46.3% to $39.8 million in the third quarter of 2023 compared to $27.2 million in the third quarter of 2022. Gross profit margin for the quarter was 17.2%, up from 15.7% in the third quarter of 2022. On a sequential quarter basis, total revenue in the third quarter of 2023 decreased $20.5 million, or 8.2%.
APS segment revenue increased 4.2% in the third quarter of 2023 to $36.3 million, compared to $34.9 million in the third quarter of 2022. Growth in demand for parts, tools and accessories sales was augmented by increased tools and accessories rentals in the Parts, Tools and Accessories (“PTA”) division. Gross profit margin increased to 25.7% in the third quarter of 2023 from 22.5% in the third quarter of 2022. On a sequential quarter basis, total segment gross profit margin in the third quarter of 2023 decreased 160 bps from 27.3%.
Net income was $9.2 million in the third quarter of 2023, compared to net loss of $2.4 million for the third quarter of 2022. The $11.6 million increase in net income is primarily the result of gross profit expansion, partially offset by higher interest costs. On a sequential quarter basis, total third quarter of 2023 net income declined $2.4 million primarily due to lower gross profit and higher interest expense.
Adjusted EBITDA for the third quarter of 2023 was $100.2 million, an increase of 9.3%, compared to $91.6 million for the third quarter of 2022. The increase in Adjusted EBITDA was largely driven by growth in rental revenue and new and used equipment sales, all of which contributed to margin expansion. On a sequential quarter basis, Adjusted EBITDA declined by $3.0 million.
As of September 30, 2023, cash and cash equivalents was $8.8 million, Total Debt outstanding was $1,451.2 million, Net Debt was $1,442.4 million and Net Leverage Ratio was 3.3x. Availability under the senior secured credit facility was $254.5 million as of September 30, 2023, and based on our borrowing base calculation, we have an additional $287.4 million of availability that we can potentially utilize by upsizing our existing facility. For the three months ended September 30, 2023, Ending OEC increased by $37.2 million as our fleet additions were only partially offset by our continued focus on selling older equipment from our rental fleet at current advantageous residual values. During the three months ended September 30, 2023, CTOS purchased $15.8 million of its common stock.

OUTLOOK
We are updating our full-year revenue guidance for 2023 at this time, as well as affirming our full-year 2023 EBITDA guidance. We believe our ERS segment will continue to benefit from strong demand from our rental customers, sustained levels of average OEC on rent and for resilient demand for purchases of rental fleet units, particularly older equipment for the remainder of the year. While we continue to expect to make gross investments in our rental fleet of more than $400 million this year, higher-than-anticipated levels of rental asset sales year-to-date likely will result in the net growth in our rental fleet (based on Ending OEC) being more modest than expected earlier this year. Regarding our TES segment, supply chain improvements, improved inventory levels, record production and strong backlog levels continue to enhance our ability to produce and deliver an even greater number of units in 2023 than we did previously. Commenting on the improvement outlook, McMonagle added, “Overall, we expect a seasonally strong fourth quarter and hope that the performance will exceed that of the fourth quarter of 2022, which benefited from the highest level of utilization in the Company’s history, as well as noted supply chain improvements, which allowed for record levels of new equipment sales. Despite the confidence implied by our improved outlook, given the level of share repurchase activity this year, as well as the continued investment in working capital to meet expected revenue growth, our ability to achieve our 3.0x leverage target by year end will be delayed until later in 2024.”

2023 Consolidated Outlook
Revenue	$1,765	million	—	$1,870 million
Adjusted EBITDA[1]	$425	million	—	$445 million

2023 Revenue Outlook by Segment
ERS	$710	million	—	$745 million
TES	$910	million	—	$970 million
APS	$145	million	—	$155 million
1 - CTOS is not able to present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2023 to its most directly comparable GAAP financial measure, net income, because management cannot reliably present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2023 to its most directly comparable GAAP financial measure, net income, because management cannot reliably forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, customer buyout requests on rentals with rental purchase options, income tax expense and changes in fair value of derivative financial instruments. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on November 7, 2023, to discuss its third quarter 2023 financial results. A webcast and a presentation of financial information will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-855-327-6837 or 1-631-891-4304. A replay of the call will be available until midnight ET, Tuesday, November 14, 2023, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 10022473.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, Hi-rail equipment, repair parts, tools and accessories. For more information, please visit customtruck.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions in our information technology systems or a compromise of our system security, limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, and implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(844) 403-6138
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s except per share data)	2023	2022	2023	2022
Revenue
Rental revenue	$118,209	$115,010	$358,666	$336,210	$122,169
Equipment sales	283,079	210,903	886,486	656,595	302,117
Parts sales and services	33,065	31,867	98,194	93,557	32,544
Total revenue	434,353	357,780	1,343,346	1,086,362	456,830
Cost of Revenue
Cost of rental revenue	29,874	28,207	91,754	82,791	31,981
Depreciation of rental equipment	42,469	42,612	126,415	130,900	43,616
Cost of equipment sales	228,912	173,588	720,303	545,461	245,266
Cost of parts sales and services	25,942	25,201	77,438	71,787	25,348
Total cost of revenue	327,197	269,608	1,015,910	830,939	346,211
Gross Profit	107,156	88,172	327,436	255,423	110,619
Operating Expenses
Selling, general and administrative expenses	56,955	49,835	171,974	152,269	58,028
Amortization	6,698	6,794	19,976	27,000	6,606
Non-rental depreciation	2,602	1,938	7,973	7,302	2,721
Transaction expenses and other	2,890	6,498	10,039	17,192	3,689
Total operating expenses	69,145	65,065	209,962	203,763	71,044
Operating Income	38,011	23,107	117,474	51,660	39,575
Other Expense
Interest expense, net	34,144	22,887	94,945	62,324	31,625
Financing and other income	(5,745)	(1,747)	(14,744)	(25,905)	(5,048)
Total other expense	28,399	21,140	80,201	36,419	26,577
Income Before Income Taxes	9,612	1,967	37,273	15,241	12,998
Income Tax Expense	432	4,349	2,683	7,273	1,388
Net Income (Loss)	$9,180	$(2,382)	$34,590	$7,968	$11,610

Net Income Per Share
Basic	$0.04	$(0.01)	$0.14	$0.03	$0.05
Diluted	$0.04	$(0.01)	$0.14	$0.03	$0.05

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$8,793	$14,360
Accounts receivable, net	156,305	193,106
Financing receivables, net	41,914	38,271
Inventory	888,755	596,724
Prepaid expenses and other	21,036	25,784
Total current assets	1,116,803	868,245
Property and equipment, net	136,567	121,956
Rental equipment, net	924,315	883,674
Goodwill	703,812	703,827
Intangible assets, net	284,146	304,132
Operating lease assets	36,920	29,434
Other assets	25,107	26,944
Total Assets	$3,227,670	$2,938,212
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$130,466	$87,255
Accrued expenses	72,550	68,784
Deferred revenue and customer deposits	22,641	34,671
Floor plan payables - trade	194,929	136,634
Floor plan payables - non-trade	396,891	293,536
Operating lease liabilities - current	6,198	5,262
Current maturities of long-term debt	1,286	6,940
Current portion of finance lease obligations	—	1,796
Total current liabilities	824,961	634,878
Long-term debt, net	1,426,062	1,354,766
Finance leases	—	3,206
Operating lease liabilities - noncurrent	31,559	24,818
Deferred income taxes	31,091	29,086
Derivative, warrants and other liabilities	606	3,015
Total long-term liabilities	1,489,318	1,414,891
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(37,256)	(15,537)
Additional paid-in capital	1,533,823	1,521,487
Accumulated other comprehensive loss	(9,206)	(8,947)
Accumulated deficit	(573,995)	(608,585)
Total stockholders' equity	913,391	888,443
Total Liabilities and Stockholders' Equity	$3,227,670	$2,938,212

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(in $000s)	2023	2022
Operating Activities
Net income	$34,590	$7,968
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	162,084	171,121
Amortization of debt issuance costs	4,221	3,485
Provision for losses on accounts receivable	4,522	5,905
Share-based compensation	10,312	9,526
Gain on sales and disposals of rental equipment	(48,392)	(35,064)
Change in fair value of derivative and warrants	(2,409)	(18,013)
Deferred tax expense	1,959	6,792
Changes in assets and liabilities:
Accounts and financing receivables	21,978	(17,637)
Inventories	(290,302)	(155,111)
Prepaids, operating leases and other	6,143	2,475
Accounts payable	42,707	9,900
Accrued expenses and other liabilities	3,620	9,397
Floor plan payables - trade, net	58,295	8,726
Customer deposits and deferred revenue	(12,034)	(5,126)
Net cash flow from operating activities	(2,706)	4,344
Investing Activities
Acquisition of business, net of cash acquired	—	(49,832)
Purchases of rental equipment	(289,984)	(224,002)
Proceeds from sales and disposals of rental equipment	177,623	135,436
Purchase of non-rental property and cloud computing arrangements	(33,251)	(15,529)
Net cash flow from investing activities	(145,612)	(153,927)
Financing Activities
Proceeds from debt	13,537	—
Share-based payments	387	(1,250)
Borrowings under revolving credit facilities	111,057	87,000
Repayments under revolving credit facilities	(56,377)	(34,945)
Repayments of notes payable	(6,674)	(6,126)
Finance lease payments	(2,682)	(3,308)
Repurchase of common stock	(19,936)	(1,752)
Acquisition of inventory through floor plan payables - non-trade	571,062	451,202
Repayment of floor plan payables - non-trade	(467,707)	(348,961)
Payment of debt issuance costs	(110)	—
Net cash flow from financing activities	142,557	141,860
Effect of exchange rate changes on cash and cash equivalents	194	(2,005)
Net Change in Cash and Cash Equivalents	(5,567)	(9,728)
Cash and Cash Equivalents at Beginning of Period	14,360	35,902
Cash and Cash Equivalents at End of Period	$8,793	$26,174

	Nine Months Ended September 30,
(in $000s)	2023	2022
Supplemental Cash Flow Information
Interest paid	$51,142	$44,414
Income taxes paid	1,897	—
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	596	—
Rental equipment sales in accounts receivable	1,573	747

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used rental equipment sold. When inventory or rental equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also includes an adjustment to remove the impact of accounting for certain of our rental contracts that are accounted for under GAAP as a sales-type lease, however, in actuality, the rental contract remains in place, and we continue to invoice the rentals to the customers. Sales-type lease accounting results in an accelerated revenue recognition profile compared to the period of service (that is, time of use by the rental customer) that is provided evenly over the duration of our time-based rental contracts, and compared to the cash payment profile, which is typically received evenly over the duration of our rental contracts. We include this adjustment because we believe continuing to reflect the transactions as an operating lease more closely measures the period of service provided and rental payments received better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA conform to the definitions in our senior secured credit agreements.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use these measures to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net Leverage Ratio is a non-GAAP financial performance measure used by management, and we believe it provides useful information to investors because it is an important measure that reflects our ability to service debt. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Net income (loss)	$9,180	$(2,382)	$34,590	$7,968	$11,610
Interest expense	24,044	19,338	69,982	54,833	23,575
Income tax expense	432	4,349	2,683	7,273	1,388
Depreciation and amortization	54,552	54,001	162,083	171,121	55,441
EBITDA	88,208	75,306	269,338	241,195	92,014
Adjustments:
Non-cash purchase accounting impact (1)	5,884	3,408	13,552	14,801	469
Transaction and integration costs (2)	2,890	6,501	10,039	17,192	3,689
Sales-type lease adjustment (3)	1,640	1,232	7,736	3,793	3,293
Share-based payments (4)	2,843	4,378	10,312	9,526	4,322
Change in fair value of derivative and warrants (5)	(1,280)	809	(2,409)	(18,013)	(604)
Adjusted EBITDA	$100,185	$91,634	$308,568	$268,494	$103,183
Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for non-cash purchase accounting impact, transaction and process improvement costs, including business integration expenses, share-based payments, the change in fair value of derivative instruments, sales-type lease adjustment, and other special charges that are not expected to recur. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Condensed Consolidated Statements of Income and Comprehensive Income. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income pursuant to our ABL Credit Agreement.
(3)    Represents the adjustment for the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. This adjustment is made pursuant to our credit agreement.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Equipment sales	$(12,760)	$(7,099)	$(56,535)	$(27,007)	$(19,603)
Cost of equipment sales	11,714	5,938	54,354	23,073	19,415
Gross profit	(1,046)	(1,161)	(2,181)	(3,934)	(188)
Interest income	(4,461)	(2,719)	(12,295)	(7,827)	(4,406)
Rentals invoiced	7,147	5,112	22,212	15,554	7,887
Sales-type lease adjustment	$1,640	$1,232	$7,736	$3,793	$3,293
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the credit to earnings for the change in fair value of the liability for private warrants.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Revenue
Rental revenue	$118,209	$115,010	$358,666	$336,210	$122,169
Equipment sales	283,079	210,903	886,486	656,595	302,117
Parts sales and services	33,065	31,867	98,194	93,557	32,544
Total revenue	434,353	357,780	1,343,346	1,086,362	456,830
Cost of Revenue
Cost of rental revenue	29,874	28,207	91,754	82,791	31,981
Depreciation of rental equipment	42,469	42,612	126,415	130,900	43,616
Cost of equipment sales	228,912	173,588	720,303	545,461	245,266
Cost of parts sales and services	25,942	25,201	77,438	71,787	25,348
Total cost of revenue	327,197	269,608	1,015,910	830,939	346,211
Gross Profit	107,156	88,172	327,436	255,423	110,619
Add: depreciation of rental equipment	42,469	42,612	126,415	130,900	43,616
Adjusted Gross Profit	$149,625	$130,784	$453,851	$386,323	$154,235

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Revenue
Rental revenue	$114,929	$112,009	$346,545	$325,679	$117,832
Equipment sales	52,175	37,121	195,005	133,674	50,694
Total revenue	167,104	149,130	541,550	459,353	168,526
Cost of Revenue
Cost of rental revenue	29,613	27,221	90,014	79,863	31,341
Cost of equipment sales	37,828	27,015	148,711	100,663	39,802
Depreciation of rental equipment	41,652	41,776	123,969	128,126	42,805
Total cost of revenue	109,093	96,012	362,694	308,652	113,948
Gross profit	58,011	53,118	178,856	150,701	54,578
Add: depreciation of rental equipment	41,652	41,776	123,969	128,126	42,805
Adjusted Gross Profit	$99,663	$94,894	$302,825	$278,827	$97,383

The following table presents the reconciliation of ERS Rental Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$114,929	$112,009	$346,545	$325,679	$117,832
Cost of rental revenue	29,613	27,221	90,014	79,863	31,341
Rental Gross Profit	$85,316	$84,788	$256,531	$245,816	$86,491

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	September 30, 2023
Current maturities of long-term debt	$1,286
Long-term debt, net	1,426,062
Deferred financing fees	23,838
Less: cash and cash equivalents	(8,793)
Net Debt	$1,442,393

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	September 30, 2023	June 30, 2023
Net Debt (as of period end)	$1,442,393	$1,414,906
Divided by: Adjusted EBITDA	$433,052	$424,501
Net Leverage Ratio	3.33	3.33